Exhibit G

[Letterhead of Sullivan & Cromwell LLP]

November 16, 2021

Asian Infrastructure Investment Bank,

AIIB Headquarters, Tower A,

Asia Financial Center, No. 1 Tianchen East Road,

Chaoyang District, Beijing 100101,

People’s Republic of China.

Ladies and Gentlemen:

We have acted as United States tax counsel to the Asian Infrastructure Investment Bank (the “Bank”) in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement pursuant to Schedule B (the “Registration Statement”) of the Securities Act of 1933 (the “Act”), relating to the registration under the Act, and the proposed issuance and sale on a delayed or continuous basis pursuant to Release Nos. 33-6240 and 33-6424 under the Act, of debt securities of the Bank in one or more series (the “Securities”). We hereby confirm to you that the discussion set forth under the heading “United States Taxation” in the prospectus included in the Registration Statement (the “Prospectus”) is accurate in all material respects.

We hereby consent to the filing of this opinion as Exhibit G to the Registration Statement and to the reference to us under the heading “United States Taxation” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP